Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Fourth Quarter 2017 Results

Announces $25 million extension of Class B share repurchase program

SAN JUAN, Puerto Rico, March 1, 2018 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its fourth quarter 2017 results.

Quarterly Consolidated and Other Highlights and Subsequent Events

•	Net income of $24.2 million, or $1.03 per diluted share, versus net income of $12.0 million, or $0.50 per diluted share, in the prior-year period;
•	Adjusted net income of $22.1 million, or $0.94 per diluted share, versus adjusted net income of
$3.4 million, or $0.14 per diluted share, a year ago, reflecting the ongoing improvements in the Company’s Managed Care operations and the estimated decrease in utilization of medical services caused by Hurricanes Irma and Maria. The net impact of the recent hurricanes represented approximately $0.46 of the improvement in the quarter’s adjusted earnings per share;
•	Operating revenues of $706.8 million, a 1.7% decrease from the prior-year period, reflecting lower premiums in the Property & Casualty and Managed Care segments;
•	Consolidated operating income of $41.1 million compared to an operating loss of $1.5 million in the prior-year period;
•	Consolidated loss ratio of 78.2%, driven primarily by lower utilization in Managed Care with a medical loss ratio (“MLR”) of 80.9%;
•
The Company's Board authorized a $25.0 million expansion of its existing $30.0 million Class B share repurchase program.  Under the repurchase program, during the fourth quarter of 2017, 322,381 shares were repurchased at an aggregate cost of $7.7 million.  Thus far during 2018, the Company has repurchased an additional 225,000 shares at an aggregate cost of $5.3 million.  As of February 27, 2018, including the expansion, $29.4 million of capacity remain in the program.

"Our fourth quarter results benefited from lower claims in Managed Care due primarily to the aftereffects of Hurricane Maria, but was also characterized by continued progress of the ongoing initiatives in our Managed Care operations,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “We have made significant improvements to our technology, claims processing and clinical operations.  As a result of our expanded relationship with Optum, we expect to further improve our infrastructure throughout 2018, which should ultimately provide our customers with upgraded service while allowing us to achieve additional efficiencies and make our products more competitive and attractive over the long-term.”

Triple-S Management Corporation
"There has been significant progress with respect to Puerto Rico’s recovery from the hurricanes over the past few months," continued Mr. Garcia-Rodriguez. "As of late February, potable water was at 99% of capacity, power generation stood at 84% of average, and telecommunications bandwidth has been essentially repaired throughout the island.  While there is still work left to return all Puerto Ricans to some sense of normalcy, we believe Puerto Rico is much closer to being fully operational once again and we continue to closely work hand-in-hand with our providers to ensure they are fully functional.  We have also been encouraged by the recent Congressional action to support the hurricane recovery with $16 billion in overall federal funding and address the Island’s Medicaid cliff with $4.8 billion and a 2-year 100% FMAP federal contribution.”

"Although our providers continue to face certain operational challenges, the vast majority of healthcare services now up and running, so it has been back to the normal course of business for Triple-S over the past couple of months," added Mr. Garcia-Rodriguez. "Looking into 2018, as Puerto Rico’s infrastructure is rebuilt, we continue to take the steps necessary to stand out as the preeminent healthcare company in Puerto Rico, ensure that our Managed Care business once again drives our bottom line and create long-term value for our shareholders.”

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $687.4 million, down 2.1% from the prior-year period. The decrease reflects lower premiums in the Managed Care segment, primarily due to the profit sharing accrual recorded in 2016 in the Medicaid business and the suspension of the HIP fee pass-through, as well as approximately $6.2 million of estimated reinsurance related costs in the Company’s Property and Casualty segment, including estimates for catastrophe reinsurance reinstatement costs for the remainder of 2017.  The decrease was partially offset by higher average premium rates in the Managed Care segment’s Commercial and Medicaid businesses.

•
Consolidated claims incurred were $537.3 million, down 9.6% year over year, mostly due to lower claims incurred across all businesses in the Managed Care segment, driven mainly by favorable fluctuations in prior-period reserve developments, the ongoing improvements in the Company’s Managed Care operations and the utilization decrease caused by Hurricanes Irma and Maria. Consolidated loss ratio of 78.2% improved 650 basis points from the prior-year period.

•
Consolidated operating expenses of $128.4 million increased 1.6% from the prior-year period, while the operating expense ratio increased 70 basis points year over year to 18.6%. The increase in operating expenses reflects higher personnel costs, business promotion and hurricane-related expenses totaling approximately $12.8 million, partially offset by an $11.1 million decrease in the HIP fee due to the 2017 moratorium.

•
Consolidated income tax expense was $17.9 million, an increase of $21.8 million from the prior-year period, primarily reflecting a significant increase in the Managed Care segment’s taxable income, which has a higher effective tax rate than the Company’s other segments.

•
As of December 31, 2017, the consolidated balance sheet reflects approximately $605 million within claim liabilities of unpaid estimated gross losses related to the hurricanes, as well as $613 million within premiums and other receivables of catastrophe-related losses recoverable from the Property and Casualty reinsurance program.

Triple-S Management Corporation
Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $633.8 million, down 0.9% year over year.

o
Commercial premiums of $195.9 million declined 4.3% from the prior-year period, due to lower fully-insured member month enrollment and the suspension of $3.6 million in the HIP fee pass-through in 2017, partially offset by higher average premium rates.

o
Medicare premiums of $246.8 million increased 5.2% year over year, largely reflecting an increase in member month enrollment of 28,000 lives, offset, in part, by a $3.8 million decline in additional risk score revenue adjustments and a reduction in Medicare reimbursement rates.

o
Medicaid premiums declined 4.6% from the prior-year period to $191.1 million, primarily reflecting the 2.5% excess profit sharing accrual that increased 2016 premiums by $6.3 million, a membership decline of approximately 45,000 member months, and the suspension of $2.7 million in the HIP fee pass-through in 2017; offset in part by an average premium rate increase of approximately 9% that became effective July 1, 2017, following the Medicaid contract extension.

•
Managed Care MLR of 80.9% improved 710 basis points from the prior year, mostly reflecting the estimated decrease in utilization caused by Hurricanes Irma and Maria and favorable prior-period reserve developments. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments and other premium adjustments to the corresponding period, the Managed Care MLR would have been 82.5%, 260 basis points lower than the comparable metric a year ago. The estimated decrease in utilization related to the hurricanes lowered the segment’s claims incurred and adjusted MLR by approximately $27 million and 430 basis points, respectively.

•
Managed Care operating expenses were $95.2 million, down $0.7 million, or 0.7%, year over year, primarily reflecting the HIP fee decrease and mostly offset by an increase in personnel costs, hurricane-related expenses, provision for doubtful accounts and other general and administrative expenses, as discussed above.

Consolidated Year-End Recap

Consolidated operating revenues for the year ended December 31, 2017 decreased 2.1% year over year to $2.9 billion, primarily reflecting a $58.5 million decline in Managed Care segment premiums due to lower membership in the segment’s Commercial and Medicaid businesses, the suspension of the HIP fee pass-through, and lower Medicare risk score revenue adjustments. Consolidated claims for the year were $2.4 billion, a 4.8% decline from the prior year, mostly due to lower claims in the Managed Care segment that were partially offset by increased claims in the Property and Casualty segment. The decrease in Managed Care claims primarily reflects lower claims incurred in all of the segment’s businesses, driven by an enrollment decline in the segment’s Commercial and Medicaid businesses and the decrease in utilization caused by the two hurricanes, as well as favorable fluctuations in the prior-period reserve developments in the Commercial and Medicare businesses.

The Property and Casualty segment’s estimated net retained losses related to the hurricanes were approximately $14.8 million after the application of reinsurance. The consolidated loss ratio for 2017 was 83.2%, a 230 basis point improvement primarily driven by an MLR for 2017 of 85.6%, a decline of 300 basis points from the prior year. Consolidated operating expenses for the year ended December 31, 2017 were $477.2 million and the operating expense ratio was 16.8%.

Adjusted net income for full year 2017 was $45.5 million, or $1.89 per diluted share, compared with adjusted net income of $3.2 million, or $0.13 per diluted share, in the prior year.

Triple-S Management Corporation
2018 Outlook

As Puerto Rico continues to rebuild, utilization patterns, outward migration and the impact of reconstruction efforts remain somewhat unclear, and in February, the Puerto Rico government issued a request for proposal that will introduce significant changes to the island’s Medicaid model by the fourth quarter of 2018.    Given these market uncertainties, the Company believes it is premature to provide comprehensive full-year guidance at this time.  Instead, it is providing full year 2018 directional guidance regarding its Commercial, Medicare Advantage and ancillary businesses, as well as operating expenses.

•
In the Company’s Commercial business, the Company expects full-year at-risk member month enrollment to be between 3.7 million and 3.8 million, and MLR for the full year is expected to be between 80.5% and 82.5%.

•
In the Company’s Medicare Advantage business, the Company anticipates full year member month enrollment to be between 1.35 million and 1.45 million, while MLR for 2018 is expected to be between 85% and 87%.

•
The Company’s ancillary segments are expected to remain stable in terms of premiums earned. Life insurance premiums earned for 2018 are expected to be between $160 million and $164 million, while Property and Casualty premiums earned for 2018 are expected to be between $76 million and $80 million.

•	Operating expenses for full year 2018 are expected to be between $530 million and $545 million, primarily reflecting the reinstatement of the HIP fee.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months and year ended December 31, 2017. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through March 15, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 10004194. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation
About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice

Triple-S Management Corporation
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	December 31, 2017	December 31, 2016
Assets

Investments	$1,605,477	$1,433,392
Cash and cash equivalents	198,941	103,428
Premium and other receivables, net	899,327	286,365
Deferred policy acquisition costs and value of business acquired	200,788	194,787
Property and equipment, net	74,716	66,369
Other assets	137,516	134,658

Total assets	$3,116,765	$2,218,999

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,761,553	$1,102,237
Accounts payable and accrued liabilities	410,457	219,191
Long-term borrowings	32,073	35,085

Total liabilities	2,204,083	1,356,513

Stockholders’ equity:
Common stock	23,578	24,272
Other stockholders’ equity	889,786	838,891

Total Triple-S Management Corporation stockholders’ equity	913,364	863,163

Non-controlling interest in consolidated subsidiary	(682)	(677)

Total stockholders’ equity	912,682	862,486

Total liabilities and stockholders’ equity	$3,116,765	$2,218,999

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Premiums earned, net	$687,443	$701,871	$2,826,932	$2,890,641
Administrative service fees	4,196	4,094	16,514	17,843
Net investment income	14,506	12,343	51,615	48,913
Other operating revenues	633	863	3,660	3,461

Total operating revenues	706,778	719,171	2,898,721	2,960,858

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(49)	-	(49)	(1,434)
Net realized gains, excluding other-than-temporary impairment losses on securities	2,737	10,425	10,880	18,813

Net realized investment gains on sale of securities	2,688	10,425	10,831	17,379

Other income, net	12	1,101	6,533	6,569

Total revenues	709,478	730,697	2,916,085	2,984,806

Benefits and expenses:
Claims incurred	537,316	594,241	2,353,101	2,472,191
Operating expenses	128,402	126,396	477,213	493,894

Total operating costs	665,718	720,637	2,830,314	2,966,085

Interest expense	1,678	1,906	6,794	7,635

Total benefits and expenses	667,396	722,543	2,837,108	2,973,720

Income before taxes	42,082	8,154	78,977	11,086

Income tax expense (benefit)	17,874	(3,888)	24,496	(6,345)

Net income	24,208	12,042	54,481	17,431

Less: Net loss attributable to the non-controlling interest	3	1	5	7

Net income attributable to Triple-S Management Corporation	$24,211	$12,043	$54,486	$17,438

Earnings per share attributable to Triple-S Management Corporation:

Basic net income per share	$1.03	$0.50	$2.27	$0.71
Diluted net income per share	$1.03	$0.50	$2.26	$0.71

Weighted average of common shares	23,459,879	24,215,544	23,996,503	24,454,435
Dilutive weighted average of common shares	23,557,197	24,272,286	24,067,586	24,511,093

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Year Ended December 31,
	2017	2016

Net cash provided by operating activities	$288,918	$6,471

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	463,232	400,848
Fixed maturities matured/called	18,893	56,988
Equity securities sold	59,963	109,049
Securities held to maturity - fixed maturities matured/called	2,712	1,538
Acquisition of investments:
Securities available for sale:
Fixed maturities	(560,304)	(482,252)
Equity securities	(134,834)	(163,119)
Securities held to maturity - fixed maturities	(2,197)	(1,445)
Increase in other investments	(2,064)	(2,493)
Net disbursements for policy loans	(513)	(663)
Net capital expenditures	(21,359)	(4,750)

Net cash used in investing activities	(176,471)	(86,299)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	12,683	12,250
Repayments of long-term borrowings	(2,836)	(1,742)
Proceeds from revolving line of credit	1,964	-
Repurchase and retirement of common stock	(20,220)	(21,371)
Proceeds from policyholder deposits	13,557	18,224
Surrender of policyholder deposits	(22,082)	(21,923)

Net cash used in financing activities	(16,934)	(14,562)

Net increase (decrease) in cash and cash equivalents	95,513	(94,390)

Cash and cash equivalents, beginning of period	103,428	197,818

Cash and cash equivalents, end of period	$198,941	$103,428

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended December 31,				Year ended December 31,
(dollar amounts in millions)	2017	2016	Percentage Change		2017	2016	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$195.9	$204.6	(4.3%)		$803.3	$841.4	(4.5%)
Medicare	246.8	234.5	5.2%		1,035.3	1,023.9	1.1%
Medicaid	191.1	200.4	(4.6%)		751.4	783.2	(4.1%)
Total Managed Care	633.8	639.5	(0.9%)		2,590.0	2,648.5	(2.2%)
Life Insurance	40.4	40.0	1.0%		161.8	156.9	3.1%
Property and Casualty	13.8	23.0	(40.0%)		77.2	87.9	(12.2%)
Other	(0.6)	(0.6)	0.0%		(2.1)	(2.7)	22.2%
Consolidated premiums earned, net	$687.4	$701.9	(2.1%)		$2,826.9	$2,890.6	(2.2%)
Operating revenues (loss): [1]
Managed Care	$643.6	$648.6	(0.8%)		$2,628.2	$2,686.0	(2.2%)
Life Insurance	46.7	46.2	1.1%		186.6	181.8	2.6%
Property and Casualty	17.1	25.3	(32.4%)		86.7	96.8	(10.4%)
Other	(0.6)	(0.9)	33.3%		(2.8)	(3.7)	24.3%
Consolidated operating revenues	$706.8	$719.2	(1.7%)		$2,898.7	$2,960.9	(2.1%)
Operating income (loss): [2]
Managed Care	$35.9	$(10.3)	448.5%		$55.0	$(36.8)	249.5%
Life Insurance	6.0	6.6	(9.1%)		19.4	21.5	(9.8%)
Property and Casualty	(0.8)	2.6	(130.8%)		(6.0)	12.1	(149.6%)
Other	-	(0.4)	100.0%		-	(2.0)	100.0%
Consolidated operating income (loss)	$41.1	$(1.5)	(2840.0%)		$68.4	$(5.2)	(1415.4%)
Operating margin: [3]
Managed Care	5.6%	(1.6%)	720	bp	2.1%	(1.4%)	350	bp
Life Insurance	12.8%	14.3%	-150	bp	10.4%	11.8%	-140	bp
Property and Casualty	(4.7%)	10.3%	-1,500	bp	(6.9%)	12.5%	-1,940	bp
Consolidated	5.8%	(0.2%)	600	bp	2.4%	(0.2%)	260	bp
Depreciation and amortization expense	$3.4	$3.5	(2.9%)		$13.2	$14.1	(6.4%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended December 31,		Year ended December 31,
(Unaudited)	2017	2016	2017	2016
Member months enrollment:
Commercial:
Fully-insured	972,095	1,010,374	3,981,347	4,209,920
Self-insured	463,385	526,721	1,967,668	2,144,621
Total Commercial	1,435,480	1,537,095	5,949,015	6,354,541
Medicare Advantage	362,277	334,570	1,457,363	1,394,272
Medicaid	1,150,791	1,195,700	4,631,316	4,829,729
Total member months	2,948,548	3,067,365	12,037,694	12,578,542
Claim liabilities (in millions)			$367.4	$349.0
Days claim payable			60	54
Premium PMPM:
Managed Care	$255.03	$251.71	$257.20	$253.84
Commercial	201.52	202.50	201.77	199.86
Medicare Advantage	681.25	700.90	710.39	734.36
Medicaid	166.06	167.60	162.24	162.16
Medical loss ratio:	80.9%	88.0%	85.6%	88.6%
Commercial	72.5%	81.2%	77.5%	85.2%
Medicare Advantage	82.3%	91.1%	87.7%	90.3%
Medicaid	87.6%	91.4%	91.5%	90.1%
Adjusted medical loss ratio: [1]	82.5%	85.1%	86.1%	87.7%
Commercial	74.5%	80.5%	77.9%	83.8%
Medicare Advantage	82.9%	85.2%	88.4%	89.2%
Medicaid	90.4%	89.4%	91.8%	90.0%
Operating expense ratio:
Consolidated	18.6%	17.9%	16.8%	17.0%
Managed Care	14.9%	14.9%	13.6%	14.0%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of December 31,
	2017	2016
Members:
Commercial:
Fully-insured	321,571	335,643
Self-insured	153,455	173,514
Total Commercial	475,026	509,157
Medicare Advantage	118,451	110,297
Medicaid	384,462	397,918
Total members	977,939	1,017,372

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income
(Unaudited)	Three months ended December 31,		Year ended December 31,
(dollar amounts in millions)	2017	2016	2017	2016
Net income	$24.2	$12.0	$54.5	$17.4
Less adjustments:
Net realized investment gains, net of tax	2.2	8.3	8.7	13.9
Private equity investment (loss) income, net of tax	(0.1)	0.3	0.3	0.3
Adjusted net income	$22.1	$3.4	$45.5	$3.2
Diluted adjusted net income per share	$0.94	$0.14	$1.89	$0.13

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations. This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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